Exhibit 99.2

LEGACY ACQUISITION CORP. CLASS A COMMON STOCK AND WARRANTS TO COMMENCE TRADING SEPARATELY ON NOVEMBER 30, 2017

Cincinnati, OH, November 27, 2017 – Legacy Acquisition Corp. (the “Company”) (NYSE: LGC.U) today announced that the holders of the Company’s units may elect to separately trade the Class A common stock and warrants underlying the units commencing on November 30, 2017.  Those units not separated will continue to trade on the New York Stock Exchange under the symbol “LGC.U” and the Class A common stock and the warrants are expected to trade under the symbols “LGC” and “LGC WS,” respectively.

The units were initially offered by the Company in an underwritten offering. Wells Fargo Securities, LLC, Cantor Fitzgerald & Co. and Stifel, Nicolaus & Company, Incorporated served as the joint book-running managers and Loop Capital Markets LLC served as the co-manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on November 16, 2017.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from: Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by phone at 1-800-326-5897, or by email at cmclientsupport@wellsfargo.com; Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, tel.: (212) 915-1970; and Stifel Nicolaus & Company, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Edwin J. Rigaud

Darryl McCall

(513) 618-7161